Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy XXI Bermuda Limited (“Energy XXI”), of our reports dated September 8, 2010, with respect to the consolidated financial statements of Energy XXI as of June 30, 2010 and 2009, and for each of the three fiscal years in the period ended June 30, 2010, and to the effectiveness of Energy XXI’s internal control over financial reporting as of June 30, 2010, which appear in the Annual Report on Form 10-K of Energy XXI for the year ended June 30, 2010, of our report dated September 20, 2010 with respect to the consolidated financial statements of Energy XXI Gulf Coast, Inc. as of June 30, 2010 and 2009, and for each of the three fiscal years in the period ended June 30, 2010, which appears in Energy XXI’s Current Report on Form 8-K filed on November 8, 2010,  of our report dated December 20, 2010, relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased by Energy XXI GOM, LLC, an indirect wholly owned subsidiary of Energy XXI, from ExxonMobil Corporation and certain of its affiliates for each of the fiscal twelve month periods in the three-year period ended June 30, 2010, appearing in Energy XXI’s Current Report on Form 8-K filed on December 22, 2010, and of our report dated November 25, 2009 relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased by Energy XXI, Inc., an indirect wholly owned subsidiary of Energy XXI, from MitEnergy Upstream, LLC for each of the fiscal twelve month periods in the three-year period ended June 30, 2009 appearing in Energy XXI’s Current Report on Form 8-K/A filed on December 1, 2009.

/s/ UHY LLP

Houston, Texas
May 2, 2011